Tortoise Capital Resources Corp. Announces Tax Characterization of 2009 Distributions

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Jan. 11, 2010 — Tortoise Capital Resources Corp. (NYSE: TTO), today announced the tax characterization of the 2009 distributions paid to stockholders which were comprised of 100 percent return of capital.

Additional information regarding the tax characterization of the 2009 distributions is available at www.tortoiseadvisors.com.  A copy of the information is also available upon request by calling (866) 362-9331.

Nothing contained herein or therein should be construed as tax advice.  Consult your tax advisor for more information.  Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC
Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies.  As of Dec. 31, 2009, Tortoise had approximately $2.8 billion of assets under management in five NYSE-listed investment companies and private accounts.  For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com